Exhibit 4.54
SECURITY AGREEMENT

1.           Identification.

This Security Agreement (the “Agreement”), dated as of May 8, 2008, is entered into by and between China Cablecom Holdings, Ltd., a British Virgin Islands company (“Debtor”), and Collateral Agents, LLC, a Delaware Limited Liability Company, as the collateral agent (the "Collateral Agent"), acting in the manner and to the extent described in the “Collateral Agent Agreement” (hereinafter defined) for the benefit of the parties identified on Schedule A hereto (collectively, the "Lenders"). Other capitalized terms employed herein shall have the meanings attributed to them in the Subscription Agreement.

2.           Recitals.

2.1           The Lenders have made loans to Debtor (the "Loans").  It is beneficial to Debtor that the Loans were made and are being made.

2.2           The Loans are evidenced by certain promissory notes (each a “Note;” collectively, the “Notes”) issued by Debtor on or about the date of this Agreement pursuant to a subscription agreement (the “Subscription Agreement”) to which Debtor and the Lenders are parties.  The Notes are further identified on Schedule “A” hereto and were and will be executed by Debtor as “Borrower” for the benefit of each Lender as the “Holder” thereof.

2.3           China Cablecom Ltd., a British Virgin Islands company (“Guarantor”) is a wholly-owned subsidiary of Borrower.  It is beneficial to Guarantor that the loans were made and are being made.

2.4           In consideration of the Loans made by the Lenders to Debtor and for other good and valuable consideration, and as security for the performance by Debtor of its obligations under the Notes and as security for the repayment of the Loans and all other sums due from Debtor to the Lenders arising under the Transaction Documents and any other written agreement between or among them (collectively, the "Obligations"), Debtor, for good and valuable consideration, the receipt of which is acknowledged, has agreed to grant to the  Collateral Agent, for the benefit of the Lenders, a security interest in the “Collateral” (hereinafter defined), on the terms and conditions hereinafter set forth.  Obligations include all future advances by the Lenders to Debtor made pursuant to the Subscription Agreement.

2.5           The Lenders have appointed the Collateral Agent pursuant to that certain “Collateral Agent Agreement” dated at or about the date of this Agreement, among the Lenders and the Collateral Agent.

2.6           The following defined terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined:  Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory and Proceeds.  All Other terms not defined herein shall have the meanings attributed to them in the Subscription Agreement.

3.           Grant of General Security Interest in the Collateral.

3.1           As security for the Obligations of Debtor, Debtor hereby grants the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral.

3.2           “Collateral” shall mean all of the following property of Debtor:

(A)         All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of all Accounts, Goods, or personal property, all present and future books and records relating to the foregoing and all products and Proceeds of the foregoing:

(i)         All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of all: Accounts, interests in goods represented by Accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights; Chattel Paper; investment property; General Intangibles, tax and duty claims and refunds, registered and unregistered patents (including, but not limited to, the patents, patents pending and applications), trademarks, service marks, certificates, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims, and existing and future leasehold interests in equipment, and fixtures; Documents; Instruments; letters of credit, bankers’ acceptances or guaranties; cash monies, deposits, including but not limited to that certain deposit account number: YR500088 in the name of China Cablecom Holdings Ltd., held at UBS AG, Stamford, CT, ABA Number: 026007993; securities, bank accounts, deposit accounts, credits and other property now or hereafter owned or held in any capacity by Debtor; as well as agreements or property securing or relating to any of the items referred to above;

(ii)         Goods:  All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of goods, including, but not limited to:

(a)           All Inventory, wherever located, whether now owned or hereafter acquired, of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in Debtor’s business; finished goods, timber cut or to be cut, oil, gas, hydrocarbons, and minerals extracted or to be extracted, and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and all Inventory which may be returned to Debtor by its customers or repossessed by Debtor and all of Debtor’s right, title and interest in and to the foregoing (including all of Debtor’s rights as a seller of goods);

(b)           All Equipment and fixtures, wherever located, whether now owned or hereafter acquired, including, without limitation, all machinery, furniture and fixtures, and any and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto (including, but not limited to, Debtor’s rights to acquire any of the foregoing, whether by exercise of a purchase option or otherwise);

(iii)       Property:  All now owned and hereafter acquired right, title and interests of Debtor in, to and in respect of any other personal property in or upon which Debtor has or may hereafter have a security interest, lien or right of setoff;

(iv)       Books and Records:  All present and future books and records relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Debtor, any computer service bureau or other third party; and

(v)        Products and Proceeds:  All products and Proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

(B)         All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of the following:

(i)           the shares of stock of Guarantor representing 100% of the outstanding equity ownership of Guarantor together with documents necessary to enable the transfer of such equity pursuant to Section 3.3 below, and the shares of stock, partnership interests, member interests or other equity interests at any time and from time to time acquired by Debtor of any and all entities now or hereafter existing (Guarantor and such entities, being hereinafter referred to collectively as the "Pledged Issuers") including but not limited to, 100% of the equity ownership of each Pledged Issuer, the certificates representing such shares, partnership interests, member interests or other interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, partnership interests, member interests or other interests (all of which will be delivered to Collateral Agent upon execution of this Agreement);

(ii)           all additional shares of stock, partnership interests, member interests or other equity interests from time to time acquired by Debtor, of any Pledged Issuer, the certificates representing such additional shares, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, interests or equity; and

(iii)          all security entitlements of Debtor in, and all Proceeds of any and all of the foregoing in each case, whether now owned or hereafter acquired by Debtor and howsoever its interest therein may arise or appear (whether by ownership, security interest, lien, claim or otherwise).

(C)         Collateral shall not include the items described on Schedule B hereto.

3.3         The Collateral Agent is hereby specifically authorized, after an “Event of Default” (hereinafter defined) and the expiration of any applicable cure period, to transfer any Collateral into the name of the Collateral Agent and to take any and all action reasonably deemed advisable by the Collateral Agent to remove any transfer restrictions affecting the Collateral.

4.           Perfection of Security Interest.

4.1         The Collateral Agent is instructed to prepare and file, at Debtor’s cost and expense, financing statements in such jurisdictions deemed advisable to the Collateral Agent, including, but not limited to the State of New York, Washington, D.C., and the British Virgin Islands  The financing statements are deemed to have been filed for the benefit of the Collateral Agent.

4.2         All certificates and instruments constituting Collateral from time to time required to be pledged to the Collateral Agent pursuant to the terms hereof (the "Additional Collateral") shall be delivered to the Collateral Agent promptly upon receipt thereof by or on behalf of Debtor.  All such certificates and instruments shall be held by or on behalf of the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance satisfactory to the Collateral Agent.  If any Collateral consists of uncertificated securities, unless the immediately following sentence is applicable thereto, Debtor shall cause the Collateral Agent (or its custodian, nominee or other designee) to become the registered holder thereof, or cause each issuer of such securities to agree that it will comply with the instructions originated by the Collateral Agent with respect to such securities without further consent by Debtor.  If any Collateral consists of security entitlements, Debtor shall transfer such security entitlements to the Collateral Agent (or its custodian, nominee or other designee) or cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by Debtor.

4.3           Within five (5) Days after the receipt by Debtor of any Additional Collateral, a “Pledge Amendment” duly executed by Debtor, in substantially the form of Annex I hereto, shall be delivered to the Collateral Agent in respect of the Additional Collateral to be pledged pursuant to this Agreement. Debtor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all certificates or instruments listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder constitute Collateral.

4.4           If Debtor shall receive, by virtue of Debtor being or having been an owner of any Collateral, any: (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, or otherwise; (iii) dividends payable in cash or in securities or other property; or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, Debtor shall receive such stock certificate, promissory note, instrument, option, right, payment or distribution in trust for the benefit of the Collateral Agent, shall segregate it from Debtor's other property and shall deliver it forthwith to the Collateral Agent, in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Collateral and as further collateral security for the Obligations.  Notwithstanding anything to the contrary set forth herein except during the occurrence and continuance of (a) an Event of Default or (b) an event which with the passage of time or the giving of notice could become an Event of Default, Debtor shall be entitled to collect and receive for its own use cash dividends paid on the Collateral.

5.           Distribution.

5.1           So long as an Event of Default does not exist, Debtor shall be entitled to exercise all voting power pertaining to any of the Collateral, provided such exercise is not contrary to the interests of the Lenders and does not impair the Collateral.

5.2.          At any time an Event of Default exists or has occurred and has not been cured, all rights of Debtor, upon notice given by the Collateral Agent, to exercise the voting power and receive payments, which it would otherwise be entitled to pursuant to Section 5.1, shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting power and receive such payments.

5.3           All dividends, distributions, interest and other payments which are received by Debtor contrary to the provisions of Section 5.2 shall be received in trust for the benefit of the Collateral Agent as security and Collateral for payment of the Obligations and shall be segregated from the other funds of Debtor, and shall be forthwith paid over to the Collateral Agent as Collateral in the exact form received with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Collateral and as further collateral security for the Obligations.

6.           Further Action By Debtor; Covenants and Warranties.

6.1           Collateral Agent at all times shall have a perfected security interest in the Collateral.  Debtor represents that it has and will continue to have full exclusive title to the Collateral free from any liens, leases, encumbrances, judgments or other claims, except those in favor of Collateral Agent.  The Collateral Agent's security interest in the Collateral constitutes and will continue to constitute a first, prior security interest in favor of Collateral Agent.  Debtor will do all reasonable acts and things, and will execute and file all instruments (including, but not limited to, security agreements, financing statements, continuation statements, etc.) reasonably requested by Collateral Agent to establish, maintain and continue the perfected security interest of Collateral Agent in the perfected Collateral, and will promptly on demand, pay all costs and expenses of filing and recording, including the costs of any searches reasonably deemed necessary by Collateral Agent from time to time to establish and determine the validity and the continuing priority of the security interest of Collateral Agent, and also pay all other claims and charges that, in the opinion of Collateral Agent, exercised in good faith, are reasonably likely to materially prejudice, imperil or otherwise affect the Collateral or Collateral Agent’s security interests therein.

6.2           Except in connection with sales of Collateral (a) in the ordinary course of business, (b) for fair value and in cash on ten business days prior notice to Collateral Agent, or (c) which Collateral is substituted by assets of identical or greater value (subject to the consent of the Collateral Agent) or which is inconsequential in value, Debtor will not sell, transfer, assign or pledge those items of the Collateral (or allow any such items to be sold, transferred, assigned or pledged), without the prior written consent of the Collateral Agent other than a transfer of the Collateral to a wholly-owned United States or British Virgin Islands formed and located subsidiary on prior notice to the Collateral Agent, and provided the Collateral remains subject to the security interest herein described.  Although Proceeds of Collateral are covered by this Agreement, this shall not be construed to mean that the Collateral Agent consents to any sale of the Collateral, except as provided herein.  Sales of Collateral in the ordinary course of business shall be free of the security interest of the Collateral Agent and the Collateral Agent shall execute such documents (including, without limitation, releases and termination statements) as may be required by Debtor to evidence or effectuate the same.

6.3           Debtor will, at all reasonable times during regular business hours and upon reasonable notice, allow the Collateral Agent or its representatives free and complete access to the Collateral and all of Debtor's records which in any way relate to the Collateral, for such inspection and examination as the Collateral Agent reasonably deems necessary.

6.4           Debtor, at its sole cost and expense, will protect and defend this Security Agreement, all of the rights of the Collateral Agent and the Lenders hereunder, and the Collateral against the claims and demands of all other persons.

6.5           Debtor will promptly notify the Collateral Agent of any levy, distraint or other seizure by legal process or otherwise of any material part of the Collateral, and of any threatened or filed claims or proceedings that are reasonably likely to materially and adversely affect or impair any of the rights of the Collateral Agent under this Security Agreement in any material respect.

6.6           Debtor, at its own expense, will obtain and maintain in force insurance policies covering losses or damage to those items of Collateral which constitute physical personal property, which insurance shall be of the types customarily insured against by companies in the same or similar business, similarly situated, in such amounts (with such deductible amounts) as is customary for such companies under the same or similar circumstances, similarly situated.  Debtor shall make the Collateral Agent a loss payee thereon to the extent of its interest in the Collateral. The Collateral Agent is hereby irrevocably (until the Obligations are paid in full) appointed Debtor’s attorney-in-fact to endorse any check or draft that may be payable to such Debtor so that the Collateral Agent may collect the proceeds payable for any loss under such insurance.  The proceeds of such insurance, less any costs and expenses incurred or paid by the Collateral Agent in the collection thereof, shall be applied either toward the cost of the repair or replacement of the items damaged or destroyed, or on account of any sums secured hereby, whether or not then due or payable.

6.7           The Collateral Agent may, at its option, and without any obligation to do so, pay, perform and discharge any and all amounts, costs, expenses and liabilities herein agreed to be paid or performed by Debtor upon Debtor's failure to do so.  All amounts expended by the Collateral Agent in so doing shall become part of the Obligations secured hereby, and shall be immediately due and payable by Debtor to the Collateral Agent upon demand.

6.8           Upon the request of the Collateral Agent, Debtor will furnish to the Collateral Agent within five (5) Business Days thereafter, or to any proposed assignee of this Security Agreement, a written statement in form reasonably satisfactory to the Collateral Agent, duly acknowledged, certifying the amount of the principal and interest and any other sum then owing under the Obligations, whether to its knowledge any claims, offsets or defenses exist against the Obligations or against this Security Agreement, or any of the terms and provisions of any other agreement of Debtor securing the Obligations.  In connection with any assignment by the Collateral Agent of this Security Agreement, Debtor hereby agrees to cause the insurance policies required hereby to be carried by Debtor, if any, to be endorsed in form satisfactory to the Collateral Agent or to such assignee, with loss payable clauses in favor of such assignee, and to cause such endorsements to be delivered to the Collateral Agent within ten (10) Business Days after request therefor by the Collateral Agent.

6.9           Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other reasonable assurances or instruments and take further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require to perfect its security interest hereunder.

6.10         Debtor shall cause each Subsidiary of such Debtor in existence on the date hereof and each Subsidiary not in existence on the date hereof to execute and deliver to the Collateral Agent promptly and in any event within ten (10) days after the formation, acquisition or change in status thereof: (A) a guaranty guaranteeing the Obligations in substantially the same form as the “Guaranty” provided by Guarantor at or about the date hereof; and (B) if requested by the Collateral Agent, a security and pledge agreement substantially in the form of this Agreement together with: (x) certificates evidencing all of the capital stock of each Subsidiary of and any entity owned by such Subsidiary; (y) undated stock powers executed in blank with signatures guaranteed; and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares; and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any lien purported to be covered by any such pledge and security agreement or otherwise to effect the intent that all property and assets of such Subsidiary shall become Collateral for the Obligations.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any other corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of: (a) its outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity; (b) in the case of a partnership or limited liability company, its interest in the capital or profits of such partnership or limited liability company; or (c) in the case of a trust, estate, association, joint venture or other entity, its beneficial interest in such trust, estate, association or other entity business is owned directly by such entity.  As of the date of this Agreement, the Guarantor is the only Subsidiary of Debtor.

7.           Name Change/Address Change.   Debtor agrees to notify Collateral Agent not later than fifteen (15) Business Days after the effectuation of a name change of Debtor or any Subsidiary or the change of location of any Collateral.

8.           Power of Attorney.

At any time an Event of Default has occurred and is continuing, Debtor hereby irrevocably constitutes and appoints the Collateral Agent as the true and lawful attorney of Debtor, with full power of substitution, in the place and stead of such Debtor and in the name of such Debtor or otherwise, at any time or times, in the discretion of the Collateral Agent, to take any action and to execute any instrument or document which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement.  This power of attorney is coupled with an interest and is irrevocable until the Obligations are satisfied.

9.           Performance By The Collateral Agent.

If Debtor fails to perform any material covenant, agreement, duty or obligation under this Agreement, the Collateral Agent may, after any applicable cure period, at any time or times in its discretion, take action to effect performance of such obligation.  All reasonable expenses of the Collateral Agent incurred in connection with the foregoing authorization shall be payable by Debtor as provided in Section 13.1 hereof.  No discretionary right, remedy or power granted to the Collateral Agent under any part of this Agreement shall be deemed to impose any obligation whatsoever on the Collateral Agent with respect thereto; such rights, remedies and powers being solely for the protection of the Collateral Agent.

10.         Event of Default.

An event of default ("Event of Default") shall be deemed to have occurred hereunder upon the occurrence of any material event of default as defined and described in this Agreement, in the Notes, the Subscription Agreement, other Transaction Documents, and any other agreement to which Debtor and Lenders are parties. Upon and after any Event of Default, after the applicable cure period, if any, any or all of the Obligations shall become immediately due and payable at the option of the Collateral Agent, for the benefit of the Lenders, and the Collateral Agent may dispose of the Collateral, as provided below. A default by Debtor of any of its material obligations pursuant to this Agreement and any of the Transaction Documents shall be an Event of Default hereunder and an “Event of Default” as defined in the Notes and the Subscription Agreement.

11.         Disposition of Collateral.

Upon and after any Event of Default which is then continuing and after the applicable cure period, if any:

11.1       The Collateral Agent may exercise its rights with respect to each and every component of the Collateral, without regard to the existence of any other security or source of payment for the Obligations.  In addition to other rights and remedies provided for herein or otherwise available to it, the Collateral Agent shall have all of the rights and remedies of a lender on default under the Uniform Commercial Code now and then in effect in the State of New York.

11.2       If any notice to Debtor of the sale or other disposition of the Collateral is required by then applicable law, at least ten (10) Business Days prior written notice (which Debtor agrees is reasonable notice within the meaning of Section 9.612(a) of the Uniform Commercial Code) shall be given to Debtor of the time and place of any sale of the Collateral which Debtor hereby agrees may be by private sale to unaffiliated third parties.  The rights granted in this Section are in addition to any and all rights available to the Collateral Agent under the Uniform Commercial Code.

11.3       The Collateral Agent is authorized, at any such sale, if the Collateral Agent deems it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree, among other things, that they are purchasing the Collateral for their own account for investment, and not with a view to the distribution or resale thereof, or otherwise to restrict such sale in such other manner as the Collateral Agent deems advisable to ensure such compliance.  Sales of securities made subject to such restrictions shall be deemed to have been made in a commercially reasonable manner.

11.4       All proceeds received by the Collateral Agent for the benefit of the Lenders in respect of any sale, collection or other enforcement or disposition of the Collateral, shall be applied (after deduction of any amounts payable to the Collateral Agent pursuant to Section 13.1 hereof) against the Obligations pro rata among the Lenders in proportion to their interests in the Obligations.   Upon payment in full of all Obligations, Debtor shall be entitled to the prompt return of all of the Collateral, including cash, which has not been used or applied toward the payment of the Obligations or used or applied to any and all costs or expenses of the Collateral Agent incurred in connection with the liquidation of the Collateral (unless another person is legally entitled thereto).  Any assignment of the Collateral by the Collateral Agent to Debtor shall be without representation or warranty of any nature whatsoever and wholly without recourse.  To the extent allowed by law, each Lender may purchase the Collateral and pay for such purchase by offsetting up to such Lender’s pro rata portion of the purchase price with sums owed to such Lender by Debtor arising under the Obligations but not in excess of the amount that would be otherwise distributed to such Lender pursuant to this Section 11.4.

12.         Waiver of Automatic Stay.   Debtor acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against Debtor, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then the Collateral Agent should be entitled to, among other relief to which the Collateral Agent or the Lenders may be entitled under the Note, Subscription Agreement and any other agreement to which Debtor, the Lenders or the Collateral Agent are parties, (collectively "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Collateral Agent to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law.  Debtor EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, Debtor EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE COLLATERAL AGENT TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  Debtor hereby consents to any motion for relief from stay which may be filed by the Collateral Agent in any bankruptcy or insolvency proceeding initiated by or against Debtor, and further agrees not to file any opposition to any motion for relief from stay filed by the Collateral Agent.  Debtor represents, acknowledges and agrees that this provision is a specific and material aspect of this Agreement, and that the Collateral Agent would not agree to the terms of this Agreement if this waiver were not a part of this Agreement.  Debtor further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Collateral Agent nor any person acting on behalf of the Collateral Agent has made any representations to induce this waiver, that Debtor has been represented (or has had the opportunity to be represented) in the signing of this Agreement and in the making of this waiver by independent legal counsel selected by Debtor and that Debtor has had the opportunity to discuss this waiver with its counsel.

13.         Miscellaneous.

13.1       Expenses.  Debtor shall pay to the Collateral Agent, on demand, the amount of any and all reasonable expenses, including, without limitation, reasonable attorneys' fees, reasonable legal expenses and reasonable brokers' fees, which the Collateral Agent may incur in connection with the: (a) sale, collection or other enforcement or disposition of the Collateral; (b) exercise or enforcement of any the rights, remedies or powers of the Collateral Agent hereunder or with respect to any or all of the Obligations upon any breach or threatened breach; or (c) failure by Debtor to perform and observe any agreements of Debtor contained herein which are performed by the Collateral Agent.

13.2       Waivers, Amendment and Remedies.  No course of dealing by the Collateral Agent and no failure by the Collateral Agent to exercise, or delay by the Collateral Agent in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of the Collateral Agent.  No amendment, modification or waiver of any provision of this Agreement and no consent to any departure by Debtor therefrom, shall, in any event, be effective unless contained in a writing signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The rights, remedies and powers of the Collateral Agent, not only hereunder, but also under any instruments and agreements evidencing or securing the Obligations and under applicable law are cumulative, and may be exercised by the Collateral Agent from time to time in such order as the Collateral Agent may elect.

13.3       Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours, or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

To Debtor:	China Cablecom Holdings, Ltd.
Unit 3309-3310, 1 Grand Gateway
1 Hongqiao, Shanghai
200030, PRC
Attn: Colin Sung, President and CFO
Fax: (917) 591-8839

With a copy by fax only to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum, Esq.
Fax: (212) 202-7829

To Lenders:	To the addresses and telecopier numbers set
forth on Schedule A

To the Collateral Agent:	Collateral Agents, LLC
111 West 57th Street, Suite 1416
New York, NY 10019
Attn: General Counsel
Fax: (212) 245-9101

If to Debtor, Lender or Collateral Agent,
with a copy by telecopier only to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
Fax: (212) 697-3575

13.4       Term; Binding Effect.  This Agreement shall: (a) remain in full force and effect until payment and satisfaction in full of all of the Obligations; (b) be binding upon Debtor, and its successors and permitted assigns; and (c) inure to the benefit of the Collateral Agent, for the benefit of the Lenders and their respective successors and assigns.

13.5       Captions.  The captions of Paragraphs, Articles and Sections in this Agreement have been included for convenience of reference only, and shall not define or limit the provisions hereof and have no legal or other significance whatsoever.

13.6       Governing Law; Venue; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the perfection of the security interest granted hereby in respect of any item of Collateral may be governed by the law of another jurisdiction.  Any legal action or proceeding against Debtor with respect to this Agreement may be brought in the courts in the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, Debtor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the exclusive jurisdiction of such courts and hereby irrevocably waive trial by jury.  Debtor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

13.7       Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

13.8       Counterparts/Execution.  This Agreement may be executed in any number of identical counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by facsimile or other electronic transmission.

14.         Intercreditor Terms.   As between the Lenders, any distribution under Section 11.4 shall be made proportionately based upon the remaining principal amount (plus accrued and unpaid interest) to each as to the total amount then owed to the Lenders as a whole.  The rights of each Lender hereunder are pari passu to the rights of the other Lenders hereunder.  Any recovery hereunder shall be shared ratably among the Lenders according to the then remaining principal amount owed to each (plus accrued and unpaid interest) as to the total amount then owed to the Lenders as a whole.

15.         Termination; Release.  When the Obligations have been indefeasibly paid and performed in full or all outstanding Convertible Notes have been converted into shares of Common Stock pursuant to the terms of the Convertible Notes and the Subscription Agreements, this Agreement shall terminate and the Collateral Agent, at the request and sole expense of Debtor, will execute and deliver to Debtor the proper instruments (including UCC termination statements) acknowledging the termination of the Security Agreement and duly assign, transfer and deliver to Debtor, without recourse, representation or warranty of any kind whatsoever, such of the Collateral, including, without limitation, Securities and any Additional Collateral, as may be in the possession of the Collateral Agent.

16.         Collateral Agent.

16.1       Collateral Agent Powers.  The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Lenders) in the Collateral and shall not impose any duty on it to exercise any such powers.

16.2       Reasonable Care.  The Collateral Agent is required to exercise reasonable care in the custody and preservation of any Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purposes as any owner thereof reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default and after the applicable cure period, if any, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Security Agreement, as of the date first written above.

“DEBTOR”
CHINA CABLECOM HOLDINGS, LTD.
a British Virgin Islands company

By:

Its:

“COLLATERAL AGENT”
COLLATERAL AGENTS, LLC

By:

Its:

SCHEDULE A TO SECURITY AGREEMENT

LENDERS	NOTE PRINCIPAL AMOUNT
PLATINUM PARTNERS VALUE ARBITRAGE FUND, L.P. c/o CIBC Bank and Trust Company (Cayman) Limited 11 Dr. Roy’s Drive, George Town Grand Cayman, Cayman Islands Fax No.: (212) 582-2424 Email: mnordlicht@platinumlp.com Taxpayer ID# (if applicable): 14-1861954	$24,509,807.49
MLR CAPITAL OFFSHORE MASTER FUND, LTD. c/o MLR Capital Management, LLC 909 Third Avenue, Suite 2918 New York, NY 10022 Fax No.: (212) 350-4044 Email: rrap@mlrcapital.com Taxpayer ID# (if applicable): 98-0490945	$1,731,796.09
KATA, LTD. c/o MLR Capital Management, LLC 909 Third Avenue, Suite 2918 New York, NY 10022 Fax No.: (212) 350-4044 Email: rrap@mlrcapital.com Taxpayer ID# (if applicable): 20-8132048	$1,007,416.67
ATLAS MASTER FUND, LTD. c/o Balyasny Asset Management LP 135 East 57th Street, 27th Floor New York, NY 10022 Fax No.: (212) 801-2301 Email: pbrinberg@bamfunds.com Taxpayer ID# (if applicable): 98-0415353	$1,196,667.08
JAYHAWK PRIVATE EQUITY FUND II, L.P. c/o Jayhawk Capital Management, L.L.C. 5410 West 618th Place, Suite 100 Mission, KS 66205 Fax No.: (913) 642-8661 Taxpayer ID# (if applicable): 26-1692972	$1,942,875.00
NICOLE KUBIN c/o Velvet Asset Management 680 Fifth Avenue, 9th Floor New York, NY 10019 Fax No.: (212) 931-5206 Taxpayer ID# (if applicable): ###-##-####	$601,958.36
THE GORDON AND DONA CRAWFORD TRUST 333 South Hope Street, 53rd Floor Los Angeles, CA 90071 Taxpayer ID# (if applicable): ###-##-####	$1,210,833.48
CENTURION CREDIT GROUP, LLC c/o Centurion Credit Management, LP 152 West 57th Street, 54th Floor New York, NY 10019 Fax No.: (212) 581-0002 Taxpayer ID# (if applicable): 02-0751045	$6,656,145.83
AARON WOLFSON One State Street Plaza, 29th Floor New York, NY 10004 Fax No.: (212) 363-8459 Taxpayer ID# (if applicable): ###-##-####	$287,833.33
EL EQUITIES, LLC One State Street Plaza, 29th Floor New York, NY 10004 Fax No.: (212) 363-8459 Taxpayer ID# (if applicable): 42-1627369	$503,708.33
SOUTH FERRY #2, LP One State Street Plaza, 29th Floor New York, NY 10004 Fax No.: (212) 363-8459 Taxpayer ID# (if applicable): 13-3604443	$3,525,958.33
TOTALS	$43,175,000.00

SCHEDULE B TO SECURITY AGREEMENT

All Collateral located within the People’s Republic of China.

 ANNEX I

TO

SECURITY AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated _________ __ 200_, is delivered pursuant to Section 4.3 of the Security Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement, dated __________, 2008, as it may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time and that the shares listed on this Pledge Amendment shall be hereby pledged and assigned to Collateral Agent and become part of the Collateral referred to in such Security Agreement and shall secure all of the Obligations referred to in such Security Agreement.

Name of Issuer	Number of Shares	Class	Certificate Number(s)

CHINA CABLECOM HOLDINGS, LTD.

By: